Exhibit 4.167

Operation Agreement

Jointly signed by and between

Fortune Software (Beijing) Co., Ltd.

and

RIFA Yunling (Beijing) Technology Co., Ltd.

April 2017

Beijing China

Contents

1 Definitions	2
2 Operation Support	3
3 Obligations of Party B	3
4 Consideration for Operation Support	4
5 Representations and Warranties	4
6 Confidentiality	4
7 Governing Law and Liabilities for Breach of Contract	4
8 Dispute Resolution	5
9 Effectiveness and Term of Agreement	5
10 No Survival	5
11 Amendment to Agreement	5
12 Counterparts	6
13 Supplementary Provisions	6
Appendix I Consideration for Operation Guarantee	7

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Operation Agreement

This Operation Agreement (hereinafter referred to as “Agreement”) is concluded and signed on April 20, 2017 in Beijing of the People’s Republic of China (hereinafter referred to as “China”) by and between:

Party A: Fortune Software (Beijing) Co., Ltd.

Registered address: Suite 07, 7/F, Building 2, 26, 28 and 30 Xuanwumenwai Street, Xicheng District, Beijing

Legal representative: Zhiwei Zhao

Party B: RIFA Yunling (Beijing) Technology Co., Ltd.

Registered address: 7355, 7/F, 271 A Fuchengmenwai Street, Xicheng District, Beijing

Legal representative: Dan Guo

Whereas:

1) Party A is a limited liability company organized and validly existing under the laws and China, and it has expertise and resources in technical development and related businesses and provides technical support to Party B in the aforesaid service operation;

2) Party B is a limited liability company organized and validly existing under the laws and China and, in order to promote its expansion and development of business in the aforesaid service fields, employs Party A to provide support in such business operation.

3) Party A and Party B have signed the technical support agreement and strategic consulting agreement (collectively referred to as the “Bundled Agreements”) and established certain business relations.

The Parties, in the principles of cooperation in good faith, equality & mutual benefit and joint development, make and enter into an agreement as follows through friendly consultation in accordance with the provisions of related laws and regulations of China:

1 Definitions

For the purpose of this Agreement, the following terms shall have the meaning as set forth below:

1.1 Agreement means this Operation Agreement, the appendixes hereto and written documents made, in the form of officially signing written agreements, by the Parties hereto from time to time on amendment to, change of and supplementation to contents;

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1.2 China means the People’s Republic of China and, for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macao.

1.3 Date means a certain day in a certain month of a certain year; “within” and “no later than” a certain day in this Agreement include the given day.

2 Operation Support

2.1 Party A agrees, as required by Party B’s operation, to serve as the warrantor of Party B in the operation-related contracts, agreements or transactions between Party B and a third party and to fully warrant the performance of such contracts, agreements or transactions by Party B.

2.2 Party A agrees, as required by Party B’s operation, to recommend directors and senior managers to Party B, and Party B agrees to appoint the persons recommended by Party A as its directors and senior managers. Related persons recommended by Party A pursuant to this Article shall meet the qualification requirements of laws for directors and senior managers.

2.3 In order to ensure the performance of this Agreement, Party A agrees to provide suggestion and guidance for the cooperation policy that conforms to routine operation and financial management of Party B and to the employment and dismissal of Party B’s employees.

3 Obligations of Party B

3.1 Party B agrees that, unless it obtains the prior written consent of Party A, it will not carry out any of the following matters that will seriously affect its assets, rights, obligations or operation (save and except contracts and agreements signed by Party B in routine operation, and sale or purchase of assets; and the lien required the counterparties pursuant to the aforesaid contracts), including but not limited to:

3.1.1 Raising a loan or taking any debt from any third party;

3.1.2 Selling to or obtaining from any third party any asset or right; and

3.1.3 Providing real guarantee to any third party with its assets.

3.2 Without the written consent of Party A, Party B may not transfer its rights and obligations hereunder to any third person. Party B agrees that, if required by Party A, Party A may transfer its rights and obligations hereunder, and that Party A is only required to notify Party B in writing after such transfer without obtaining any consent from Party B.

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4 Consideration for Operation Support

4.1 On the basis of the aforesaid operation support provided by Party A, Party B shall pay a certain amount to Party A pursuant to Appendix I as the consideration for operation support.

5 Representations and Warranties

5.1 Either Party hereby represents and warrants to the other Party as follows:

5.1.1 It has all necessary rights, powers and authorities to execute this Agreement and to perform all obligations and responsibilities hereunder;

5.1.2 The execution or performance hereof does not breach any significant contract or agreement to which such Party is a party, nor any significant contract or agreement binding on such Party or its assets.

6 Confidentiality

6.1 Without the prior consent of the Parties, any Party shall keep the contents hereof confidential and may not disclose the contents hereof to any other person or make any release of such contents. Notwithstanding the foregoing provisions in this Article, the provisions of this Article will not prohibit (i) any disclosure made pursuant to related laws of the United State, China or relevant countries or the rules of any stock exchange; (ii) any disclosed information that is publicly known, which is not caused by the default of the disclosing party; or (iii) any disclosure made by one Party to its shareholders, legal counsels, accountants, financial adviser, or other professional advisers that have confidentiality obligations to such Party.

6.2 The Parties agree that this Article 6 shall remain effective, whether this Agreement is invalidated, amended, rescinded, or terminated or not.

7 Governing Law and Liabilities for Breach of Contract

7.1 The formation, validity, interpretation, and performance of this Agreement and the Dispute Resolution in connection herewith shall be governed by the laws of China.

7.2 If either Party hereto breaches the provisions hereof, fails to fully perform this Agreement, or makes any material concealment or major omission of fact, or makes any false representations and warranties herein, or fails to perform the warranties made thereby, such Party shall constitute breach of contract, and shall assume corresponding liabilities for breach of contract under law.

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8 Dispute Resolution

8.1 Any dispute arising out of the performance of this Agreement shall be resolved by the disputing Parties through friendly consultation; should the Parties fail to reach an agreement on dispute resolution within thirty (30) days after a Party proposes dispute resolution through consultation, any Party may submit related dispute to China International Economic and Trade Arbitration Commission to be arbitrated according to its then effective arbitration rules. The arbitral tribunal shall have three arbitrators, two of whom shall be appointed respectively by the Parties hereto, and the third arbitrator shall be appointed by the chairman of China International Economic and Trade Arbitration Commission.

8.2 The dispute shall be submitted to China International Economic and Trade Arbitration Commission Beijing Arbitration Center and arbitrated in Beijing according to the then effective arbitration procedures of such Commission;

8.3 The award of the Arbitration Commission shall be final and binding on the Parties hereto. The arbitration cost (including but not limited to the arbitration fee and attorney’s fee) shall be borne by the losing Party, unless otherwise provided for in the arbitration award.

9 Effectiveness and Term of Agreement

9.1 Effectiveness: this Agreement shall take effect immediately after being signed by Party A and Party B.

9.2 Term: the term of this Agreement shall be ten years, during which Party B may not cancel this Agreement.

9.3 Renewal: unless Party A gives a thirty (30) days’ notice to Party B on its intention not to renew this Agreement, the term hereof shall be automatically renewed for one-years terms thereafter upon the expiry hereof.

10 No Survival

10.1 Once upon the termination of this Agreement, Party A will assume no obligation to continue providing any operation support hereunder to Party B.

11 Amendment to Agreement

11.1 The Parties shall faithfully perform this Agreement after it takes effect and any amendment hereto shall be invalid unless it is made in writing after the Parties reach a consensus through consultation and after Party A and Party B have respectively obtained necessary authorizations and approvals. The amendment agreement and supplementary agreement in connection herewith that have been duly executed by the Parties are an integral part hereof and have the same legal effect with this Agreement.

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12 Counterparts

12.1 The original of this Agreement is made in duplicate (2 counterparts), with Party A and Party B each holding one copy, having the same legal effect.

13 Supplementary Provisions

13.1 The title and headings of this Agreement are for convenience only and may not affect the contents and interpretation of the body of the Agreement.

13.2 For any matter not stated herein, the Parties shall make and conclude a supplementary agreement as an appendix hereto, which shall constitute an integral part hereof and shall have the same legal effect as this Agreement.

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Appendix I Consideration for Operation Guarantee

The consideration for operation support each year is 40% of the “profit” of Party B in such year. The “profit” of Party B in the year means the balance of total income of Party B in such year after deduction of routine or non-routine sales taxes, sales expenses, management expenses, financial expenses and other expenses, and such “profit” is the profit before the payment of other service fees specified in the Bundled Agreements. Such consideration shall be fixed by Party A and Party B in writing each quarter and shall be paid by Party B within three (3) months after the settlement date.

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This Agreement is signed by the following Parties on the date first written above herein.

Party A: Fortune Software (Beijing) Co., Ltd.

Official seal:

Authorized representative (signature):

Party B: RIFA Yunling (Beijing) Technology Co., Ltd.

Official seal:

Authorized representative (signature):

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